EX-28.g.4

FORM OF

U.S. MUTUAL FUNDS

CUSTODIAN AGREEMENT

This Agreement made as of October 3, 2012, and to have an effective date with respect to a Portfolio (as defined below) on or about April 1, 2013 or on a date that is mutually agreed upon in writing by the parties hereto, is by and between DIMENSIONAL INVESTMENT GROUP INC. (the “Fund”), a Maryland corporation, and STATE STREET BANK and TRUST COMPANY, a Massachusetts trust company (the “Custodian”).

WITNESSETH:

WHEREAS, the Fund is authorized to issue shares of common stock in separate series (“Shares”), with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Fund so authorized intends that this Agreement be applicable to each of its series set forth on Appendix A hereto (such series together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 20.6 below, shall hereinafter be referred to as the “Portfolio(s)”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.        EMPLOYMENT OF CUSTODIAN AND PROPERTY TO BE HELD BY IT.

The Fund hereby employs the Custodian as a custodian of assets of the Portfolios, including securities which the Fund, on behalf of the applicable Portfolio, desires to be held in places within the United States of America (“domestic securities”) and all securities it desires to be held outside the United States of America (“foreign securities”). With respect to the assets of the Fund or Portfolio for which the Custodian is appointed as custodian, the Fund, on behalf of its Portfolio(s), agrees to deliver to the Custodian securities and cash of the Portfolios, and all payments of income, payments of principal or capital distributions received by it with respect to securities owned by the Portfolio(s) from time to time, and the cash consideration received by it for such Shares as may be issued or sold from time to time. The Custodian shall not be responsible for any property of a Portfolio which is not received by it or which is delivered out in accordance with Proper Instructions (as such term is defined in Section 7.1 hereof), so long as the Custodian has met its standard of care as specified in Section 14.1 of this Agreement.

With respect to uncertificated shares (the “Underlying Shares”) of registered “investment companies” (as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended from time to time (the “1940 Act”)), whether in the same “group of investment companies” (as defined in Section 12(d)(1)(G)(ii) of the 1940 Act) or otherwise, including pursuant to Section 12(d)(1)(F) of the 1940 Act (hereinafter sometimes referred to as the “Underlying Portfolios”) the holding of confirmation statements that identify the shares as being recorded in the Custodian’s name on behalf of the Portfolios will be deemed custody for purposes hereof.

Upon receipt of Proper Instructions, the Custodian shall on behalf of the applicable Portfolio(s) from time to time employ one or more sub-custodians located in the United States of America, but only in accordance with an applicable vote by the Board of Directors of the Fund (the “Board”) on behalf of the applicable Portfolio(s). The Custodian may place and maintain the Fund’s foreign securities with foreign banking institution sub-custodians employed by the Custodian and/or foreign securities depositories, all as designated in Schedules A and B hereto, but only in accordance with the applicable provisions of Sections 2, 3 and 4 of this Agreement.

SECTION 2.        DUTIES OF THE CUSTODIAN WITH RESPECT TO PROPERTY OF THE PORTFOLIOS

SECTION 2.1    HOLDING SECURITIES.  The Custodian shall hold and physically segregate for the account of each Portfolio all non-cash property other than (a) securities which are maintained pursuant to Section 2.19 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury (each, a “U.S. Securities System”) and (b) Underlying Shares owned by a Portfolio which are maintained pursuant to Section 2.21 hereof in an account with State Street Bank and Trust Company or such other entity which may from time to time act as a transfer agent for the Underlying Portfolios and with respect to which the Custodian is provided with Proper Instructions (the “Underlying Transfer Agent”). In this regard, except to the extent precluded by Section 8-501(d) of the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts (“UCC”), the Custodian shall hold all securities and other assets, other than cash, of the Fund’s Portfolio that are delivered to it hereunder in a “securities account” with the Custodian for and in the name of such Portfolio and, except to the extent precluded by Section 8-501(d) of the UCC, shall treat all such assets, other than cash, as “financial assets” as those terms are used in the UCC. The Custodian shall at all times hold securities or other financial assets held for the Fund’s Portfolios either: (i) by physical possession of the certificated securities or instruments representing such financial assets, in either registered or bearer form; or (ii) in book-entry form by maintaining “security entitlements,” within the meaning of the UCC, with respect to such financial assets with (A) a U.S. Securities System in accordance with the provisions of Section 2.19 below or (B) an Eligible Securities Depository in accordance with the provisions of Section 3.3 below. The standards for the performance of the duties and obligations of the Custodian under UCC Article 8, including without limitation Section 8-504 through Section 8-508, with respect to securities entitlements of the Fund or its Portfolio(s) shall be as set forth in Section 14.1 of this Agreement.

SECTION 2.2    DELIVERY OF SECURITIES.  Upon receipt of Proper Instructions, the Custodian shall make delivery of securities which have been sold for the account of a Portfolio, but only against payment therefor in the form of: (1) cash, certified check, bank cashier’s check, bank credit, or bank wire transfer; (2) credit to the account of the Custodian with a clearing corporation of a national securities exchange of which the Custodian is a member; or (3) credit to the Account (as defined below) of the Custodian with a U.S. Securities System or Eligible Securities Depository, in accordance with the provisions of Section 2.19 and Section 3.3, respectively hereof. Notwithstanding the foregoing, upon the receipt of Proper Instructions: (i) in the case of the sale of securities, the settlement of which occurs outside of the United States of America, such securities shall be delivered and paid for in accordance with local custom and practice that is generally accepted by similarly situated U.S. mutual funds (including, without limitation, delivery against expectation of receiving later payment), but in all events subject to the standard of care set forth in

Section 14.1 hereof; (ii) in the case of the sale of securities in which, in accordance with standard industry custom and practice that is generally accepted by similarly situated mutual funds with respect to such securities, the delivery of such securities and receipt of payment therefor take place in different countries, the Custodian may deliver such securities and receive payment therefor in accordance with standard industry custom and practice for such securities that is generally accepted by such similarly situated U.S. mutual funds, but in all events subject to the standard of care set forth in Section 14.1 hereof.

SECTION 2.3    PURCHASING SECURITIES.  Upon receipt of Proper Instructions (as hereinafter defined), the Custodian shall pay for and receive securities purchased for the account of a Portfolio, provided that, payment shall be made by the Custodian only upon receipt of the securities by: (1) the Custodian or a sub-custodian (a “Sub-Custodian”); (2) a clearing corporation of a national securities exchange of which the Custodian is a member; (3) a U.S. Securities System; or (4) an Eligible Securities Depository. Notwithstanding the foregoing, upon receipt of Proper Instructions: (i) in the case of the purchase of securities, the settlement of which occurs outside of the United States of America, the Custodian may make payment therefor and receive delivery of such securities in accordance with local custom and practice that is generally accepted by similarly situated mutual funds in the country in which the settlement occurs (including delivering money against expectation of receiving later delivery of such securities), but in all events subject to the standard of care set forth in Section 14.1 hereof; and (ii) in the case of the purchase of securities in which, in accordance with standard industry custom and practice that is generally accepted by similarly situated U.S. mutual fund, the receipt of such securities and the payment therefor take place in different countries, the Custodian may receive delivery of such securities and make payment therefor in accordance with standard industry custom and practice for such securities generally accepted by similarly situated U.S. mutual funds, but in all events subject to the standard of care set forth in Section 14.1 hereof.

SECTION 2.4    EXCHANGES OF SECURITIES.  Upon receipt of Proper Instructions, the Custodian shall exchange securities held by it for the account of a Portfolio for other securities in connection with any reorganization, recapitalization, split-up of shares, change of par value, conversion or other event relating to the securities or the issuer of such securities, and shall deposit any such securities in accordance with the terms of any reorganization or protective plan.

SECTION 2.5    DEPOSITARY RECEIPTS.  Upon receipt of Proper Instructions, the Custodian shall surrender securities to the depositary used for such securities by an issuer of American Depositary Receipts, Global Depository Receipts or International Depositary Receipts (hereinafter referred to, collectively, as “ADRs”), against a written receipt therefor adequately describing such securities and written evidence satisfactory to the Custodian that the depositary has acknowledged receipt of instructions to issue ADRs with respect to such securities in the name of the Custodian or a nominee of the Custodian, for delivery to the Custodian at such place as the Custodian may from time to time designate. Upon receipt of Proper Instructions, the Custodian shall surrender ADRs to the issuer thereof, against a written receipt therefor adequately describing the ADRs surrendered and written evidence satisfactory to the Custodian that the issuer of the ADRs has acknowledged receipt of instructions to cause its depository to deliver the securities underlying such ADRs to the Custodian.

SECTION 2.6    EXERCISE OF RIGHTS; TENDER OFFERS.  Upon receipt of Proper Instructions, the Custodian shall: (a) deliver warrants, puts, calls, rights or similar securities to the issuer or trustee thereof, or to the agent of such issuer or trustee, for the purpose of exercise or sale, provided that the new securities, cash or other assets, if any, acquired as a result of such actions are to be delivered to the Custodian; and (b) deposit securities upon invitations for tenders thereof, provided that the consideration for such securities is to be paid or delivered to the Custodian, or the tendered securities are to be returned to the Custodian. Notwithstanding any provision of this Agreement to the contrary, the Custodian shall take all necessary action, unless otherwise directed to the contrary in Proper Instructions, to comply with the terms of all mandatory or compulsory exchanges, calls, tenders, redemptions, or similar rights of security ownership (“Mandatory Corporate Actions”), and shall promptly notify the Fund of such Mandatory Corporate Action in writing by facsimile transmission, electronic communication, or in such other manner as the Fund and the Custodian may agree in writing.

In the event that Custodian is provided notice (in industry standard form) of (a) a proposed merger, recapitalization, reorganization, conversion, consolidation, subdivision, tender offer, takeover offer or other electable or voluntary corporate action or (b) a proposed issuance of securities or rights to participate in the issuance of securities, in each case by or with respect to the issuer of securities held by it for the account of a Portfolio (which, for the avoidance of doubt, shall include securities loaned to borrowers by State Street Bank and Trust Company acting in its capacity as securities lending agent for the Portfolio) (each a “Voluntary Corporate Action”), the Custodian shall provide written notice to the Fund or its designee promptly upon being provided such notice of the Voluntary Corporate Action. The notice provided by the Custodian shall include (i) a copy of any offering materials provided to the Custodian (or, with respect to foreign securities, provided to the Custodian via the Foreign Sub-Custodians) by the issuer or its agent in connection with the Voluntary Corporate Action (including any letters or attestations requested by an issuer to be executed by the Fund in connection with such Voluntary Corporate Action) and (ii) the date on which the Custodian is required to take action to exercise rights or powers with respect to the Voluntary Corporate Action. Provided that the Custodian shall have delivered timely notice of the Voluntary Corporate Action to the Fund, the Custodian shall not be liable for any untimely exercise of any Voluntary Corporate Action or other right or power in connection with domestic securities or foreign securities or other property of the Portfolios at any time held by it unless (i) the Custodian (or, with respect to foreign securities, the respective Foreign Sub-Custodian) is in actual possession of such securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least two (2) business days prior to the date on which the Custodian is to take action to exercise such right or power. If the Fund provides the Custodian with such notification after such deadline, the Custodian shall use its reasonable best efforts to process such election.

The Custodian shall also transmit promptly to the Fund for each Portfolio all written information (x) received by the Custodian regarding any class action or other litigation in connection with Portfolio securities or other assets issued in the United States of America and then held, or previously held, during the term of this Agreement by the Custodian for the account of the Fund for such Portfolio, including, but not limited to, opt-out notices and proof-of-claim forms, and (y) received by the Custodian via the Foreign Sub-Custodians from issuers of the foreign securities being held for the account of the Portfolios regarding any class action or other litigation in connection with Portfolio foreign securities or other assets issued outside the United States of America and then held, or previously held, during the term of this Agreement by the Custodian via a Foreign Sub-Custodian for the account of the Fund for such Portfolio, including, but not limited to, opt-out notices and proof-of-claim forms. For avoidance of doubt, upon and after the effective date of any termination of this Agreement, with respect to the Fund or its Portfolio(s), as may be applicable, the Custodian shall have no responsibility to so transmit any information under this Section 2.6 once a Portfolio’s securities, funds and other properties are no longer in the possession of the Custodian.

SECTION 2.7    STOCK DIVIDENDS, RIGHTS, ETC.  The Custodian shall receive and collect all stock dividends, rights and other items of like nature and, upon receipt of Proper Instructions, take action with respect to the same as directed in such Proper Instructions.

SECTION 2.8    OPTIONS.  Upon receipt of Proper Instructions and in accordance with the provisions of any agreement between the Custodian, any registered broker-dealer and, if necessary, the Fund on behalf of any applicable Portfolio relating to compliance with the rules of the Options Clearing Corporation or of any registered national securities exchange or similar organization(s), the Custodian shall: (a) receive and retain confirmations or other documents, if any, evidencing the purchase or writing of an option on a security or securities index by the applicable Portfolio; (b) deposit and maintain in a segregated account, as applicable, securities (either physically or by book-entry in a Securities System (as defined below)), cash or other assets; and (c) pay, release and/or transfer such securities, cash or other assets in accordance with notices or other communications evidencing the expiration, termination or exercise of such options furnished by the Options Clearing Corporation, the securities or options exchange on which such options are traded, or such other organization as may be responsible for handling such option transactions. The Fund, on behalf of its applicable Portfolios, and the broker-dealer shall be solely responsible for the sufficiency of assets held in any segregated account established in compliance with applicable margin maintenance requirements and the performance of other terms of any option contract.

SECTION 2.9    FUTURES CONTRACTS.  Upon receipt of Proper Instructions, the Custodian shall: (a) receive and retain confirmations, if any, evidencing the purchase or sale of a futures contract or an option on a futures contract by the applicable Portfolio; (b) deposit and maintain such cash, securities and other assets designated as initial, maintenance or variation “margin” deposits intended to secure the applicable Portfolio’s performance of its obligations under any such futures contracts purchased or sold or any such options on futures contracts written by the Portfolio (i) in a segregated account established in accordance with the provisions of a futures margin procedural agreement among the Fund, on behalf of any applicable Portfolio, the Custodian and any futures commission merchant (a “Procedural Agreement”), designed to comply with the rules of the Commodity Futures Trading Commission and/or any commodity exchange or contract market (such as the Chicago Board of Trade), or any similar organization(s), regarding such margin deposits (a “Segregated Futures Margin Account”), or (ii) in a broker’s margin account meeting the requirements of Rule 17f-6 under the 1940 Act, as the same may be amended from time to time (a “Broker’s Futures Margin Account”); and (c) release to the applicable Portfolio any such assets held in a Segregated Futures Margin Account, or accept delivery of such assets back from a Broker’s Margin Account, as the case may be. In the absence of Proper Instructions, the Custodian may release assets from and/or transfer assets into a Segregated Futures Margin Account only in accordance with the provisions of the applicable Procedural Agreement. The Fund, on behalf of its applicable Portfolios, and the applicable futures commission merchant shall be solely responsible for the sufficiency of assets held in a Segregated Futures Margin Account or Broker’s Futures Margin Account, as the case may be, in compliance with applicable margin maintenance requirements and the performance of any futures contract or option on a futures contract in accordance with its terms. For purposes of determining the Custodian’s obligations with respect to any losses resulting from the acts or omissions of any futures commission merchant holding Portfolio assets in a Broker’s Futures Margin Account, such futures commission merchant shall be deemed to be an additional custodian (an “Additional Custodian”), and the Custodian’s liability shall be governed by the provisions of Section 15.2 hereof.

SECTION 2.10  BORROWING.  Upon receipt of Proper Instructions, the Custodian shall deliver securities of a Portfolio to lenders or their agents, or otherwise establish a segregated account as agreed to by the Fund on behalf of such Portfolio and the Custodian, as collateral for borrowings effected by such Portfolio, provided that such borrowed money is payable by the lender (a) to or upon the Custodian’s order, as Custodian for such Portfolio, and (b) concurrently with delivery of such securities.

SECTION 2.11  INTEREST BEARING DEPOSITS.  Upon receipt of Proper Instructions directing the Custodian to purchase interest bearing fixed term and call deposits (hereinafter referred to collectively, as “Interest Bearing Deposits”) for the account of a Portfolio, the Custodian shall purchase such Interest Bearing Deposits in the name of the Portfolio with such banks or trust companies (including the Custodian, any Sub-Custodian or any subsidiary or affiliate of the Custodian) (hereinafter referred to as “Banking Institutions”) and in such amounts as the Fund may direct pursuant to Proper Instructions. Such Interest Bearing Deposits may be denominated in U.S. Dollars or other currencies, as the Fund on behalf of its Portfolio may determine and direct pursuant to Proper Instructions. The Custodian shall include in its records with respect to the assets of each Portfolio appropriate notation as to the amount and currency of each such Interest Bearing Bank Deposit, the accepting Banking Institution and all other appropriate details, and shall retain such forms of advice or receipt evidencing such account, if any, as may be forwarded to the Custodian by the Banking Institution. The responsibilities of the Custodian to the Fund for Interest Bearing Deposits accepted on the Custodian’s books in the United States of America on behalf of the Fund’s Portfolios shall be that of a U.S. bank for a similar deposit. The responsibilities of the Custodian to the Fund for Interest Bearing Deposits accepted on the Custodian’s books in one of its non-U.S. branches on behalf of the Fund’s Portfolios shall be that of a non-U.S. branch of a U.S. bank for a similar deposit. With respect to Interest Bearing Deposits other than those accepted on the Custodian’s books, (a) the Custodian shall be responsible for the collection of income as set forth in Section 2.16 and the transmission of cash and instructions to and from such accounts; and (b) the Custodian shall have no duty with respect to the selection of the Banking Institution or, so long as the Custodian acts in accordance with Proper Instructions, for the failure of such Banking Institution to pay upon demand. Upon receipt of Proper Instructions, the Custodian shall take such reasonable actions as the Fund deems necessary or appropriate to cause each such Interest Bearing Deposit Account to be insured to the maximum extent possible by all applicable deposit insurers including, without limitation, the Federal Deposit Insurance Corporation (“FDIC”).

SECTION 2.12  RESERVED.

SECTION 2.13  SECURITIES LOANS.  Upon receipt of Proper Instructions, the Custodian shall, in connection with loans of securities by a Portfolio or its securities lending agent, deliver securities of such Portfolio to the borrower thereof prior to receipt of the collateral, if any, for such borrowing; provided that, in cases of loans of securities secured by cash collateral, the Custodian’s instructions to the Securities System shall require that the Securities System deliver the securities of the Portfolio to the borrower thereof only upon receipt of the collateral for such borrowing. Upon receipt of Proper Instructions, the Custodian shall release the collateral received in respect of a loan of securities to the borrower against receipt of the loaned securities.

SECTION 2.14  REGISTRATION OF SECURITIES.  Securities held by the Custodian (other than bearer securities) shall be registered in the name of the Custodian or a Foreign Sub-Custodian (as defined in Section 4.1), in the name of the Portfolio or in the name of any nominee of the Fund on behalf of the Portfolio or of any nominee of the Custodian which nominee shall be assigned exclusively to the Portfolio, unless the Fund has authorized in writing the appointment of a nominee to be used in common with other registered management investment companies having the same investment adviser as the Portfolio, or in the name or nominee name of any agent appointed pursuant to Section 2.18 or in the name or nominee name of any Sub-Custodian appointed pursuant to Section 1. All securities accepted by the Custodian on behalf of the Portfolio under the terms of this Agreement shall be in “street name” or other good delivery form; provided that, in any event, all such securities and other assets shall be held in an account of the Custodian containing only assets of a Portfolio, or only assets held by the Custodian as a fiduciary or custodian for customers; and provided further, that the records of the Custodian shall indicate at all times the Portfolio or other customer for which such securities and other assets are held in such account and the respective interests therein. If the Fund directs the Custodian to maintain securities in “street name” other than that of the Custodian or its nominees, the Custodian shall utilize its best efforts to timely collect income due the Fund on such securities and to notify the Fund on a best efforts basis only of relevant corporate actions including, without limitation, pendency of calls, maturities, tender or exchange offers. The Custodian or a Foreign Sub-Custodian shall not be obligated to accept securities on behalf of a Portfolio under the terms of this Agreement unless the form of such securities and the manner in which they are delivered are in accordance with reasonable market practice.

SECTION 2.15  BANK ACCOUNTS.  The Custodian shall open and maintain a separate bank account or accounts on the books of the Custodian or any Foreign Sub-Custodian provided that such accounts be in the name of the Custodian or a nominee of the Custodian for the account of a Portfolio of the Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Portfolio. Monies held by the Custodian for a Portfolio may be deposited by it to its credit as Custodian in the banking department of the Custodian or in such other banks or trust companies as it may in its discretion deem necessary or desirable; provided, however, that every such bank or trust company shall be qualified to act as a custodian under the 1940 Act and that each such bank or trust company and the funds to be deposited with each such bank or trust company shall on behalf of each applicable Portfolio be approved by vote of a majority of the Board and provided further, however, that such bank accounts in countries other than the United States of America may be held in an account of the Custodian containing only assets held by the Custodian as a fiduciary or custodian for customers, and provided further, that the records of the Custodian shall indicate at all times the Portfolio or other customer for which such securities and other assets are held in such account and the respective interests therein. Such bank accounts may be denominated in either U.S. Dollars or other currencies. Such monies shall be deposited by the Custodian in its capacity as Custodian and shall be withdrawable by the Custodian only in that capacity. Upon receipt of Proper Instructions, the Custodian shall take such reasonable actions as the Portfolio deems necessary or appropriate to cause each bank account established by the

Custodian pursuant to this Section 2.15 to be insured to the maximum extent possible by all applicable deposit insurers, including without limitation the FDIC. Cash maintained on the books of the Custodian (including its branches, subsidiaries and affiliates), regardless of currency denomination, is maintained in bank accounts established under, and subject to the laws of, The Commonwealth of Massachusetts.

SECTION 2.16  COLLECTION OF INCOME.  The Custodian shall, and shall cause each Sub-Custodian to: (a) collect amounts due and payable to the Fund with respect to portfolio securities and other assets of each of the Fund’s Portfolios; (b) promptly credit to the account of each applicable Portfolio all income and other payments relating to portfolio securities and other assets held by the Custodian hereunder upon the Custodian’s receipt of such income or payments or as otherwise agreed in writing by the Custodian and the Fund; (c) promptly endorse and deliver any instruments required to effect such collections; and (d) promptly execute ownership and other certificates and affidavits for all federal, state and foreign tax purposes in connection with receipt of income, capital gains or other payments with respect to portfolio securities and other assets of each applicable Portfolio, or in connection with the purchase, sale or transfer of such securities or other assets; provided, however, that with respect to portfolio securities registered in so-called street name other than that of the Custodian or its nominees, the Custodian shall use its best efforts to collect amounts due and payable to the Fund with respect to its Portfolios.

The Custodian shall promptly notify the Fund in writing by facsimile transmission, electronic communication, or in such other manner as the Fund and the Custodian may agree in writing, if any amount payable with respect to portfolio securities or other assets of the Portfolios of the Fund is not received by the Custodian when due. In the event that extraordinary measures are required to collect such income, the Fund and the Custodian shall consult as to such measures and as to the compensation and expenses of the Custodian relating to such measures. The Custodian shall not be responsible for the collection of amounts due and payable with respect to portfolio securities or other assets that are in default.

SECTION 2.17  PAYMENT OF FUND MONIES.   Upon receipt of Proper Instructions, the Custodian shall pay or cause to be paid, all bills, statements, or other obligations of each Portfolio. Such instructions shall specify (a) the amount of such payment and (b) the person or persons to whom such payment is to be made.

SECTION 2.18  APPOINTMENT OF AGENTS.  The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the 1940 Act to act as a custodian, as its agent to carry out such of the provisions of this Section 2 as the Custodian may from time to time direct; provided, however, that the appointment of any agent shall not relieve the Custodian of its responsibilities or liabilities hereunder. The Underlying Transfer Agent shall not be deemed an agent or sub-custodian of the Custodian for purposes of this Agreement.

SECTION 2.19  DEPOSIT OF FUND ASSETS IN U.S. SECURITIES SYSTEMS.  The Custodian may deposit and/or maintain securities owned by a Portfolio in a U.S. Securities System in compliance with the conditions of Rule 17f-4 under the 1940 Act, as amended from time to time. Such securities will be held hereunder with a U.S. Securities System in an account that holds only the assets of customers of the Custodian as a fiduciary or custodian for customers.

SECTION 2.20  SEGREGATED ACCOUNT.  The Custodian shall upon receipt of Proper Instructions on behalf of each applicable Portfolio, establish and maintain a segregated account or accounts for and on behalf of each such Portfolio, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 2.19 hereof, (a) in accordance with the provisions of any agreement among the Fund on behalf of the Portfolio, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and a member of the Financial Industry Regulatory Authority (“FINRA”) (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the U.S. Commodity Futures Trading Commission (“CFTC”) or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Portfolio, (b) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Portfolio or commodity futures contracts or options thereon purchased or sold by the Portfolio, (c) for the purposes of compliance by the Portfolio with the procedures required by Investment Company Act Release No. 10666, or any subsequent release of the U.S. Securities and Exchange Commission (the “SEC”), or interpretative opinion of the staff of the SEC, relating to the maintenance of segregated accounts by registered management investment companies, and (d) for any other purpose in accordance with Proper Instructions.

SECTION 2.21  DEPOSIT OF FUND ASSETS WITH THE UNDERLYING TRANSFER AGENT.  Underlying Shares beneficially owned by the Fund, on behalf of a Portfolio, shall be deposited and/or maintained in an account or accounts maintained with an Underlying Transfer Agent and the Custodian’s responsibilities with respect thereto shall be limited to the following, and except as otherwise mutually agreed upon by the parties:

(a)

Upon receipt of a confirmation or statement from an Underlying Transfer Agent that such Underlying Transfer Agent is holding or maintaining Underlying Shares in the name of the Custodian (or a nominee of the Custodian) for the benefit of a Portfolio, the Custodian shall identify by book-entry that such Underlying Shares are being held by it as custodian for the benefit of such Portfolio.

(b)

In respect of the purchase of Underlying Shares for the account of a Portfolio, upon receipt of Proper Instructions, the Custodian shall pay out monies of such Portfolio as so directed, and record such payment from the account of such Portfolio on the Custodian’s books and records.

(c)

In respect of the sale or redemption of Underlying Shares for the account of a Portfolio, upon receipt of Proper Instructions, the Custodian shall transfer such Underlying Shares as so directed, record such transfer from the account of such Portfolio on the Custodian’s books and records and, upon the Custodian’s receipt of the proceeds therefor, record such payment for the account of such Portfolio on the Custodian’s books and records.

(d)

The Custodian will implement procedures to ensure that the Underlying Portfolio Transfer Agent’s records of each Portfolio’s holdings of Underlying Shares are properly reconciled with the Custodian’s records.

SECTION 2.22  PROXIES.  The Custodian shall deliver to the Fund, in the most expeditious manner practicable, all forms of proxies, all notices of meetings, and any other notices or announcements affecting or relating to securities owned by one or more of the Fund’s Portfolios that are received by the Custodian, any Sub-Custodian, or any nominee of either of them (or with the exercise of reasonable care that the Custodian, any Sub-Custodian, or any nominee of either of them should have become aware), and, upon receipt of Proper Instructions, the Custodian shall execute and deliver, or cause such Sub-Custodian or nominee to execute and deliver, such proxies or other authorizations as may be required. The Custodian recognizes that this requirement applies to all securities and that the Fund’s investments in non-U.S. securities may entail proxies and notices, which, for the avoidance of doubt, are subject to this Agreement. With respect to the foreign securities held pursuant to Section 4, the Custodian shall use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject to the laws, regulations and practical constraints that may exist in the country where such securities are issued. In the event that the Fund invests in non-U.S. securities in a market in which the Custodian does not offer proxy voting services, the Custodian shall promptly notify the Fund. Except as directed pursuant to Proper Instructions, neither the Custodian nor any Sub-Custodian or nominee shall vote upon any such securities, or execute any proxy to vote thereon, or give any consent or take any other action with respect thereto. In the event that the Custodian is unable to vote upon any such securities in accordance with Proper Instructions for any reason including, but not limited to, the failure of the Fund to deliver any necessary powers of attorney or other documentation, the Custodian shall promptly notify (subject to market practices and rules) the Fund. The Fund acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the Fund to exercise shareholder rights.

SECTION 2.23  RESERVED.

SECTION 2.24  PROVISION OF INFORMATION.  At the request of the Fund, the Custodian shall promptly provide to the Fund all information relating to the Fund, or any of its Portfolio’s, cash, securities, and other assets which may be reasonably requested by the Fund in order to determine the amount to be paid to the Custodian under Section 13 hereof. Such information shall be delivered to the Fund at such time(s) and in such form(s) specified by the Fund.

SECTION 2.25  COMPLIANCE AND INTERNAL CONTROL REPORTS.  The Custodian shall promptly notify the Fund of each determination of significant deficiencies, material weaknesses or inadequacies in the internal accounting controls of the Custodian. In addition, in order to assist the Fund in complying with its obligations under applicable laws and regulations, the Custodian shall promptly provide to the Fund such periodic reports and reasonable documentation relating to the services provided by the Custodian to the Fund as the Fund may request from time to time, including, but not limited to, certifications regarding compliance with procedures for safekeeping, recordkeeping and reporting of the Fund’s assets and transactions pursuant to this Agreement.

SECTION 2.26  LOCAL REGULATORY MATTERS.  The Custodian shall assist the Fund in complying with regulations and market practices of jurisdictions other than the United States of America applicable to the Fund’s Foreign Assets (as defined below) as the Fund may reasonably request from time to time. Such assistance may include, but not be limited to, soliciting information and guidance from depositories, exchanges and regulators; obtaining legal opinions at the expense of the relevant Fund but only after the Fund has been notified and agrees in writing to the amount of such expenses; acting as the Fund’s representative (if required by local law) in making filings; and providing such other assistance with respect to its Foreign Assets as the Fund may reasonably request. Based on what the Custodian considers to be reasonably reliable sources of information, including its Foreign Sub-Custodians, Custodian shall inform the Fund as to the Custodian’s understanding of the Fund’s rights, duties and obligations under regulations and market practices of jurisdictions other than the United States of America in connection with actions taken by the Fund or the Custodian, including, but not limited to, corporate actions involving the Fund’s securities.

SECTION 3.        PROVISIONS RELATING TO RULES 17F-5 AND 17F-7.

SECTION 3.1    DEFINITIONS.  As used throughout this Agreement, the capitalized terms set forth below shall have the indicated meanings:

“Country Risk” means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country’s political environment, economic and financial infrastructure (including any Eligible Securities Depository operating in the country), prevailing or developing custody and settlement practices, and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.

“Eligible Foreign Custodian” has the meaning set forth in section (a)(1) of Rule 17f-5, including a majority-owned or indirect subsidiary of a U.S. Bank (as defined in Rule 17f-5), a bank holding company meeting the requirements of an Eligible Foreign Custodian (as set forth in Rule 17f-5 or by other appropriate action of the SEC), or a foreign branch of a Bank (as defined in Section 2(a)(5) of the 1940 Act) meeting the requirements of a custodian under Section 17(f) of the 1940 Act; the term does not include any Eligible Securities Depository.

“Eligible Securities Depository” has the meaning set forth in section (b)(1) of Rule 17f-7.

“Foreign Assets” means any of the Portfolios’ investments (including foreign currencies) for which the primary market is outside the United States of America and such cash and cash equivalents as are reasonably necessary to effect the Portfolios’ transactions in such investments.

“Foreign Custody Manager” has the meaning set forth in section (a)(3) of Rule 17f-5.

“Rule 17f-5” means Rule 17f-5 promulgated under the 1940 Act.

“Rule 17f-7” means Rule 17f-7 promulgated under the 1940 Act.

SECTION 3.2    THE CUSTODIAN AS FOREIGN CUSTODY MANAGER.

3.2.1  DELEGATION TO THE CUSTODIAN AS FOREIGN CUSTODY MANAGER.  The Fund, by resolution adopted by its Board, hereby delegates to the Custodian, subject to Section (b) of Rule 17f-5, the responsibilities set forth in this Section 3.2 with respect to Foreign Assets of the Portfolios held outside the United States of America, and the Custodian hereby accepts such delegation as Foreign Custody Manager with respect to the Portfolios.

3.2.2  COUNTRIES COVERED.  The Foreign Custody Manager shall be responsible for performing the delegated responsibilities defined below only with respect to the countries and custody arrangements for each such country listed on Schedule A to this Agreement, which list of countries may be amended from time to time by the Fund with the agreement of the Foreign Custody Manager. The Foreign Custody Manager shall list on Schedule A the Eligible Foreign Custodians selected by the Foreign Custody Manager to maintain the assets of the Portfolios, which list of Eligible Foreign Custodians may be amended from time to time in the sole discretion of the Foreign Custody Manager. The Foreign Custody Manager will provide amended versions of Schedule A in accordance with Section 3.2.4 hereof.

Upon the receipt by the Foreign Custody Manager of Proper Instructions to open an account or to place or maintain Foreign Assets in a country listed on Schedule A, and the fulfillment by the Fund, on behalf of the applicable Portfolio(s) or future Portfolio, of the applicable account opening requirements for such country, the Foreign Custody Manager shall be deemed to have been delegated by the Fund’s Board on behalf of such Portfolio(s) responsibility as Foreign Custody Manager with respect to that country and to have accepted such delegation. Execution of this Agreement by the Fund shall be deemed to be a Proper Instruction to open an account, or to place or maintain Foreign Assets, in each country listed on Schedule A. Following the receipt of Proper Instructions directing the Foreign Custody Manager to close the account of a Portfolio with the Eligible Foreign Custodian selected by the Foreign Custody Manager in a designated country, and upon the closing of such account, the delegation by the Board on behalf of such Portfolio to the Custodian as Foreign Custody Manager for that country shall be deemed to have been withdrawn and the Custodian shall immediately cease to be the Foreign Custody Manager with respect to such Portfolio with respect to that country.

The Foreign Custody Manager may withdraw its acceptance of delegated responsibilities with respect to a designated country upon written notice to the Fund. Seventy-five (75) days (or such longer period to which the parties agree in writing) after receipt of any such notice by the Fund, the Custodian shall have no further responsibility in its capacity as Foreign Custody Manager to the Fund with respect to the country as to which the Custodian’s acceptance of delegation is withdrawn.

3.2.3  Scope of Delegated Responsibilities:

(a)        SELECTION OF ELIGIBLE FOREIGN CUSTODIANS. Subject to the provisions of this Section 3.2, the Foreign Custody Manager may place and maintain the Foreign Assets in the care of the Eligible Foreign Custodian selected by the Foreign Custody Manager in each country listed on Schedule A, as amended from time to time. In performing its delegated responsibilities as Foreign Custody Manager to place or maintain Foreign Assets with an Eligible Foreign Custodian, the Foreign Custody Manager shall determine that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Foreign Assets will be held by that Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation the factors specified in Rule 17f-5(c)(1).

(b)        CONTRACTS WITH ELIGIBLE FOREIGN CUSTODIANS. The Foreign Custody Manager shall determine that the contract governing the foreign custody arrangements with each Eligible Foreign Custodian selected by the Foreign Custody Manager will satisfy the requirements of Rule 17f-5(c)(2).

(c)        MONITORING.  In each case in which the Foreign Custody Manager maintains Foreign Assets with an Eligible Foreign Custodian selected by the Foreign Custody Manager, the Foreign Custody Manager shall establish a system to monitor (i) the appropriateness of maintaining the Foreign Assets with such Eligible Foreign Custodian and (ii) the contract governing the custody arrangements established by the Foreign Custody Manager with the Eligible Foreign Custodian. In the event the Foreign Custody Manager determines that the custody arrangements with an Eligible Foreign Custodian it has selected are no longer appropriate, the Foreign Custody Manager shall notify the Board in accordance with Section 3.2.4 hereunder.

3.2.4  REPORTING REQUIREMENTS.  The Foreign Custody Manager shall report the withdrawal of the Foreign Assets from an Eligible Foreign Custodian and the placement of such Foreign Assets with another Eligible Foreign Custodian by providing to the Board an amended Schedule A at the end of the calendar quarter in which an amendment to such Schedule has occurred. The Foreign Custody Manager shall make written reports notifying the Board of any other material change in the foreign custody arrangements of the Portfolios described in this Section 3.2 after the occurrence of the material change.

3.2.5  STANDARD OF CARE AS FOREIGN CUSTODY MANAGER OF A PORTFOLIO.  In performing the responsibilities delegated to it, the Foreign Custody Manager agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of assets of management investment companies registered under the 1940 Act would exercise. The foregoing notwithstanding, the Custodian acting as Foreign Custody Manager of a Portfolio is subject to the standard of care provided for in Section 14.1 of this Agreement.

3.2.6  REPRESENTATIONS WITH RESPECT TO RULE 17F-5.  The Foreign Custody Manager represents to the Fund that it is a U.S. Bank as defined in section (a)(7) of Rule 17f-5. The Fund represents to the Custodian that its Board has determined that it is reasonable for such Board to rely on the Custodian to perform the responsibilities delegated pursuant to this Agreement to the Custodian as the Foreign Custody Manager of the Portfolios.

SECTION 3.3    ELIGIBLE SECURITIES DEPOSITORIES.

3.3.1  General.

(a)        The Coustodian may deposit and/or maintain Foreign Assets owned by a Portfolio in a securities depository located outside the United States of America that the Custodian has determined meets the definition of Eligible Securities Depository or that has otherwise been made exempt pursuant to an exemptive order of the SEC or no-action letter of the staff of the SEC (each of the foregoing being referred to in this Agreement as an Eligible Securities Depository), provided that prior to the deposit or maintenance of Foreign Assets of the Fund with a securities depository located outside the United States of America, the Custodian shall have certified in writing to the Fund, on behalf of its Portfolios, that the securities depository is an “Eligible Securities Depository”. Use of an Eligible Securities Depository shall be in accordance with applicable SEC rules and regulations, in particular Rule 17f-7 under the 1940 Act, subject to the requirements of Section 4 of this Agreement.

(b)        The Custodian shall, if requested by the Fund or its designee pursuant to Proper Instructions, provide the Fund with all reports obtained by the Custodian or any Sub-Custodian with respect to an Eligible Securities Depository’s accounting system, internal accounting controls, and procedures for safeguarding Foreign Assets deposited in the Eligible Securities Depository.

(c)  The Custodian (i) shall terminate the use of any Eligible Securities Depository on behalf of any Portfolio as soon as reasonably practicable and shall take all actions reasonably practicable to safeguard the Foreign Assets of any Portfolio maintained with such Eligible Securities Depository: (a) upon receipt of Special Instructions; or (b), in the absence of the receipt of Special Instructions, if the custody arrangement with the Eligible Securities Depository at any time ceases to satisfy the requirements of Rule 17f-7(b)(1), and (ii) shall provide the Fund or its respective designees, on behalf of the Portfolios, with written notification of any termination of the Custodian’s use of an Eligible Securities Depository at least 90 business days prior to the effective date of the proposed termination, unless the Fund in its discretion permit a shorter notification period.

(d)  Each Eligible Securities Depository through which the Custodian maintains Foreign Assets of the applicable Portfolio(s) and the countries where they may hold Foreign Assets of the applicable Portfolio(s) shall be listed on Schedule B attached hereto, as the same may be amended from time to time.

3.3.2    ANALYSIS AND MONITORING.  The Custodian shall (a) provide the Fund (or its duly-authorized investment manager or investment adviser) with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depositories set forth on Schedule B hereto in accordance with section (a)(1)(i)(A) of Rule 17f-7, (b) establish a system to monitor the custody risks associated with maintaining Foreign Assets with the Eligible Securities Depository; (c) monitor such risks on a continuing basis, and promptly notify the Fund (or its duly-authorized investment manager or investment adviser) of any material change in such risks, in accordance with section (a)(1)(i)(B) of Rule 17f-7; and (d) promptly notify the Fund of any material change in the custody risks associated with maintaining Foreign Assets with the Eligible Securities Depository.

3.3.3    CERTIFICATION REGARDING FOREIGN SUB-CUSTODIANS.  Each report presented to the Board of the Fund, on behalf of itself or its applicable Portfolio(s), by the Custodian pursuant to Section 3.3.2 above shall be accompanied by a certificate representing that (a) the Custodian has established a system to monitor the appropriateness of maintaining a Portfolio’s Foreign Assets with each Foreign Sub-Custodian pursuant to paragraph (c)(1) of Rule 17f-5 and to monitor the performance of each Foreign Sub-Custodian under the sub-custodian agreement between the Custodian and the Foreign Sub-Custodian, (b) the Custodian has monitored all Foreign Sub-Custodians and each Foreign Sub-Custodian continues to be an “Eligible Foreign Custodian,” (as such term is defined in Rule 17f-5), (c) each Foreign Sub-Custodian continues to provide the standard of care set forth in Section 3.2.5 hereof, after considering all relevant factors, including without limitation, those factors set forth in paragraph (c)(1) of Rule 17f-5, (d) all foreign custody agreements between the Custodian and the Foreign Sub-Custodians continue to meet the requirements of paragraph (c)(2) of Rule 17f-5, (e) since the submission of the last report pursuant to Section 3.3.2 above, there have been no material adverse changes to the Custodian’s foreign custody network or arrangements other than those reported to the Board or other governing body or entity of the Fund, on behalf of itself or its applicable Portfolios, in the accompanying report, and (f) the information included in the report is true, accurate and complete in all material respects.

SECTION 4.	DUTIES OF THE CUSTODIAN WITH RESPECT TO PROPERTY OF THE PORTFOLIOS TO BE HELD OUTSIDE THE UNITED STATES OF AMERICA.

SECTION 4.1    DEFINITIONS.  As used throughout this Agreement, the capitalized terms set forth below shall have the indicated meanings:

“Foreign Securities System” means an Eligible Securities Depository listed on Schedule B hereto.

“Foreign Sub-Custodian” means an Eligible Foreign Custodian.

SECTION 4.2    HOLDING SECURITIES.  The Custodian shall identify on its books as belonging to the Portfolios the foreign securities held by each Foreign Sub-Custodian or Foreign Securities System. The Custodian may hold foreign securities for all of its customers, including the Portfolios, with any Foreign Sub-Custodian in an account that is identified as belonging to the Custodian for the benefit of its customers, provided however, that (i) the records of the Custodian with respect to foreign securities of the Portfolios which are maintained in such account shall identify those securities as belonging to the Portfolios and (ii) to the extent permitted and customary in the market in which the account is maintained, the Custodian shall require that securities so held by the Foreign Sub-Custodian be held separately from any assets of such Foreign Sub-Custodian or of other customers of such Foreign Sub-Custodian.

SECTION 4.3    FOREIGN SECURITIES SYSTEMS.  The Custodian or any Sub-Custodian may deposit and/or maintain Foreign Assets held hereunder in an Eligible Securities Depository, provided that such Foreign Assets are represented in an Account of the Custodian or Sub-Custodian in the Eligible Securities Depository which Account shall not contain any assets of the Custodian or Sub-Custodian other than assets held as a fiduciary, custodian, or otherwise for customers and shall be so designated on the books and records of the Eligible Securities Depository unless the Fund by Special Instructions permits another manner of holding, representing and/or designating the Fund’s Foreign Assets. The Eligible Securities Depository shall be obligated to comply with the Custodian’s or Sub-Custodian’s directions with respect to the Foreign Assets held in such Account, provided that the Foreign Assets held in such Account shall not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Custodian or Sub-Custodian (or either of their respective creditors), except a claim for reasonable payment for their safe custody or administration. The books and records of the Custodian shall at all times identify those Foreign Assets belonging to each Portfolio which are maintained in an Eligible Securities Depository.

SECTION 4.4    TRANSACTIONS IN FOREIGN CUSTODY ACCOUNT.

4.4.1    DELIVERY OF FOREIGN ASSETS.  Subject to Section 2.2 of this Agreement regarding the delivery of securities, the Custodian or a Foreign Sub-Custodian shall release and deliver foreign securities of the Portfolios held by the Custodian or such Foreign Sub-Custodian, or in a Foreign Securities System account, only upon receipt of Proper Instructions specifying (a) the foreign securities to be delivered and (b) the person or persons to whom delivery of such securities shall be made. With respect to delivery through a Foreign Securities System, the Custodian or Sub-

Custodian shall transfer Foreign Assets sold for the account of a Portfolio only upon (c) receipt of advice from the Eligible Securities Depository that payment for such Foreign Assets has been transferred to the Account of the Custodian or Sub-Custodian, and (d) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of such Portfolio, provided however, if required under the laws of the jurisdiction in which the Eligible Securities Depository is located or pursuant to the rules of an Eligible Securities Depository, the Custodian may make payment therefor and receive delivery of such securities in accordance with such applicable laws or rules of the Eligible Securities Depository, but in all events subject to the standard of care set forth in Section 14.1 hereof. Copies of all advices from the Eligible Securities Depository (or other suitable documentation commensurate with industry and regulatory standards) relating to transfers of Foreign Assets for the account of a Portfolio shall identify such Portfolio or the Custodian or Sub-Custodian who is holding the assets of such Portfolio and shall be maintained for such Portfolio by the Custodian. The Custodian shall deliver to the Fund no later than the next succeeding business day, or at such other time or times as the Fund and the Custodian may agree in writing, daily transaction reports which shall include each day’s transactions in the Eligible Securities Depository for the account of each applicable Portfolio. Such transaction reports shall be delivered to the Fund or any agent designated by the Fund pursuant to Proper Instructions, by electronic device or system (including without limitation, computers) or in such other manner as the Fund and the Custodian may agree in writing.

4.4.2  PAYMENT OF PORTFOLIO MONIES.  Subject to Section 2.3 of this Agreement regarding the purchase of securities, the Custodian shall pay out, or direct the respective Foreign Sub-Custodian or the respective Foreign Securities System to pay out, monies of a Portfolio only upon receipt of Proper Instructions specifying (a) the amount of such payment and (b) the person or persons to whom such payment is to be made. With respect to a Foreign Securities System, the Custodian shall pay for Foreign Assets purchased for the account of a Portfolio only upon (i) receipt of advice from the Eligible Securities Depository that such Foreign Assets have been transferred to the Account of the Custodian or Sub-Custodian, and (ii) the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of such Portfolio, provided however, if required under the laws of the jurisdiction in which the Eligible Securities Depository is located or pursuant to the rules of an Eligible Securities Depository, the Custodian may receive delivery of such securities and make payment therefor in accordance with such applicable laws or rules of the Eligible Securities Depository, but in all events subject to the standard of care set forth in Section 14.1 hereof.

4.4.3  MARKET CONDITIONS.  The Custodian shall provide to the Board the information with respect to custody and settlement practices in countries in which the Custodian employs a Foreign Sub-Custodian described on Schedule C hereto at the time or times set forth on such Schedule. The Custodian may revise Schedule C from time to time, provided that no such revision shall result in the Board being provided with substantively less information than had been previously provided hereunder.

SECTION 4.5  RESERVED.

SECTION 4.6    LIABILITY OF FOREIGN SUB-CUSTODIANS.  Each agreement pursuant to which the Custodian employs a Foreign Sub-Custodian shall, to the extent possible, require the Foreign Sub-Custodian to exercise reasonable care in the performance of its duties, and to indemnify, and hold harmless, the Custodian from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Foreign Sub-Custodian’s performance of such obligations. The foregoing notwithstanding, the Custodian acting as Foreign Custody Manager of a Portfolio is subject to the standard of care provided in Section 14.1 of this Agreement and is liable for the actions or omissions of a Sub-Custodian as provided in Section 15.

SECTION 4.7    CERTAIN TAX MATTERS.  Subject to and to the extent of receipt by the Custodian of relevant and necessary documentation and information with respect to the Fund and its Portfolios that the Custodian has requested, the Custodian shall perform the following services, it being specifically understood and agreed that the Custodian shall not thereby or otherwise be considered the Fund’s tax advisor or tax counsel:

(i)

Withholding. Custodian shall withhold or cause to be withheld the amount of tax which is required to be withheld under applicable tax law upon collection of any dividend, interest or other distribution with respect to any domestic or foreign securities and proceeds or income from the sale or other transfer of such securities held in custody with the Custodian.

(ii)

Tax Rates. Custodian shall maintain tax entitlement accruals for possible tax benefits available in markets of investment and monitor tax entitlements and tax reclaim accruals based on current situations in markets of investment to protect the Fund’s entitlements.

(iii)

Reduction at Source and Exemption Application. Where the Fund is eligible, based upon its fiscal domicile and legal structure, Custodian shall coordinate tax exemption applications and reduction at source documentation requirements and file the documentation with the appropriate market authorities on the Fund’s behalf. Benefits offered are generally made available to the level specified by the relevant income tax treaty provision.

(iv)

Tax Reclaim Processing. Custodian shall file tax reclaims for those markets in which the Custodian has notified the Fund that it offers tax reclaims on an ongoing basis on behalf of the Fund, with the filing frequency determined by local market practice and residency.

(v)	Capital Gains Tax Compliance. Custodian shall work with the Fund’s local tax consultants and its Foreign Sub-Custodians to maintain compliance with reporting, payment, and filing requirements.

(vi)

US Non-Resident Alien (NRA) Tax Withholding and Reporting. Custodian shall withhold and remit to the U.S. Internal Revenue Service (IRS) NRA withholding tax due on payments of U.S. sourced investment income made to non-US resident payees.

Other than the servicing responsibilities identified herein, the Custodian shall have no responsibility or liability for any tax payment obligations now or hereafter imposed on the Fund, the Portfolios or the Custodian as custodian of the Portfolios by the tax law of the United States or of

any state or political subdivision thereof. Except as specifically provided in this Agreement or otherwise agreed to in writing by the Custodian, the Custodian shall have no independent obligation to determine the tax obligations now or hereafter imposed on the Fund by any taxing authority or to obtain or provide documentation and information relating thereto, and shall have no obligation or liability with respect to such tax obligations. The Fund agrees that the Custodian is authorized to deduct from any cash received or credited to the account of a Portfolio any taxes or levies required by any tax or other governmental authority having jurisdiction in respect of such Portfolio’s transactions, and that the Custodian is authorized to disclose any information required by any such tax or other governmental authority in relation to processing any claim for exemption from or reduction or refund of any taxes relating to Portfolio transactions and holdings.

SECTION 5.        SPECIAL SUB-CUSTODIANS.

Upon receipt of Proper Instructions, the Custodian shall, on behalf of one or more Portfolios, appoint one or more banks, trust companies or other entities designated in such Proper Instructions to act as a sub-custodian for the purposes of effecting such transaction(s) as may be designated by the Fund in such Proper Instructions. Each such designated sub-custodian is referred to herein as a “Special Sub-Custodian.” In connection with the appointment of any Special Sub-Custodian, the Custodian shall enter into a sub-custodian agreement with the Fund and the Special Sub-Custodian in form and substance approved by the Fund, provided that such agreement shall in all events comply with the provisions of the 1940 Act and the rules and regulations thereunder and the terms and provisions of this Agreement.

SECTION 6.        PAYMENTS FOR SALES OR REPURCHASES OR REDEMPTIONS OF SHARES.

The Custodian shall receive from the distributor of the Shares or from the transfer agent and deposit into the account of the appropriate Portfolio such payments as are received for Shares thereof issued or sold from time to time by the Fund. The Custodian will provide timely notification to the Fund on behalf of each such Portfolio and the Fund’s transfer agent (the “Transfer Agent”) of any receipt by it of payments for Shares of such Portfolio.

The Custodian shall, upon receipt of instructions from the Transfer Agent, make funds available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares, the Custodian is authorized upon receipt of instructions from the Transfer Agent to wire funds to or through a commercial bank designated by the redeeming shareholders.

SECTION 7.        PROPER INSTRUCTIONS AND SPECIAL INSTRUCTIONS.

SECTION 7.1    PROPER INSTRUCTIONS.  “Proper Instructions,” which may also be standing instructions, shall mean instructions received by the Custodian from the Fund, the Fund’s duly authorized investment manager or investment adviser, or a person or entity duly authorized by either of them. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed from time to time by the Custodian and the person(s) or entity giving such instruction, provided that the Fund has followed any security procedures agreed to from time to time by the Fund and the Custodian including, but not limited to, the security procedures selected by the Fund via the form of Funds Transfer Addendum hereto, the terms of which are hereby agreed to. Proper Instructions in the form of oral communications shall be confirmed by the Fund by tested communications or in writing , but the lack of such confirmation shall in no way affect any action taken by the Custodian in reliance upon such oral instructions prior to the Custodian’s receipt of such confirmation. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to provide such instructions with respect to the transaction involved; the Fund shall cause all oral instructions to be confirmed in writing. The Custodian shall be entitled to rely and act upon Proper Instructions until the Custodian has received notice of any change from the Fund and has had a reasonable time to implement such change. The Custodian may act on a Proper Instruction if it reasonably believes it contains sufficient information, and may refrain from acting on any Proper Instructions until such time that it has determined, in its sole discretion, that is has received any required clarification and/or authentication of Proper Instructions. Other than as set forth in this Agreement, in the absence of Proper Instructions authorizing a transaction, the Custodian shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities, investments or cash except in accord with the express terms of this Agreement.

Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, the Fund shall deliver to the Custodian, duly certified by the Fund’s Treasurer or Assistant Treasurer, a certificate setting forth the names, titles, signatures and scope of authority of all persons authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund. Such certificate may be accepted and conclusively relied upon by the Custodian and shall be considered to be in full force and effect until receipt by the Custodian of notice to the contrary.

SECTION 7.2    SPECIAL INSTRUCTIONS.  As used herein, the term “Special Instructions” shall mean Proper Instructions countersigned or confirmed in writing by the Treasurer or Assistant Treasurer of the Fund or any other person designated by the Treasurer of the Fund in writing, which countersignature or confirmation shall be (i) included on the same instrument containing the Proper Instructions or on a separate instrument relating thereto, and (ii) delivered by hand, by facsimile transmission, electronic communication, or in such other manner as the Fund and the Custodian agree in writing.

SECTION 8.        EVIDENCE OF AUTHORITY.

The Custodian shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed by or on behalf of the Fund. The Custodian may receive and accept a copy of a resolution certified by the Secretary or an Assistant Secretary of the Fund as conclusive evidence (a) of the authority of any person to act in accordance with such resolution or (b) of any determination or of any action by the Board as described in such resolution, and such resolution may be considered as in full force and effect until receipt by the Custodian of oral or written notice to the contrary.

SECTION 9.        ACTIONS PERMITTED WITHOUT EXPRESS AUTHORITY.

The Custodian may in its discretion, without express authority from the Fund on behalf of each applicable Portfolio:

(a)

Make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Agreement; provided that all such payments shall be accounted for to the Fund on behalf of the Portfolio;

(b)	Surrender securities in temporary form for securities in definitive form;

(c)	Endorse for collection, in the name of the Portfolio, checks, drafts and other negotiable instruments; and

(d)

In general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Portfolio except as otherwise directed by the Board.

SECTION 10.        RECORDS.

The Custodian shall with respect to each Portfolio create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act, with particular attention to section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Fund, copies shall be furnished promptly to the Fund or any succcessor custodian upon request, and shall at all times during the regular business hours of the Custodian be open for inspection and use by duly authorized officers, employees or agents of the Fund and employees and agents of the SEC. The Custodian shall, at the Fund’s request, supply the Fund with a tabulation of securities owned by each Portfolio and held by the Custodian and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations. The Fund acknowledges that, in creating and maintaining the records as set forth herein with respect to Portfolio property released and delivered pursuant to Section 2.2 or Section 4.4.1, or purchased pursuant to Section 2.3 or Section 4.4.2 hereof, the Custodian is authorized and instructed to rely upon information provided to it by the Fund, the Fund’s counterparty(ies), or the agents of either of them.

SECTION 11.        OPINION OF FUND’S INDEPENDENT PUBLIC ACCOUNTANTS.

The Custodian shall take all reasonable action, as the Fund with respect to a Portfolio may from time to time request, to obtain from year to year favorable opinions from the Fund’s independent accountants with respect to its activities hereunder in connection with the preparation of the Fund’s Form N-1A, Form N-CSR, Form N-SAR or other periodic reports to the SEC and with respect to any other requirements thereof.

SECTION 12.        REPORTS TO FUND BY INDEPENDENT PUBLIC ACCOUNTANTS.

The Custodian shall provide the Fund, on behalf of each of the Portfolios at such times as the Fund may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, cash, futures contracts and options on futures contracts, including securities deposited and/or maintained in a U.S. Securities System or a Foreign Securities System (either, a “Securities System”), relating to the services provided by the Custodian under this Agreement; such reports, shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Fund to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

SECTION 13.        COMPENSATION OF CUSTODIAN.

On behalf of each of its Portfolios, the Fund shall compensate the Custodian in an amount, and at such times, as may be agreed upon in writing, from time to time, by the Custodian and the Fund.

SECTION 14.        RESPONSIBILITY OF CUSTODIAN.

SECTION 14.1    STANDARD OF CARE. In performing the services hereunder, the Custodian shall act without negligence, willful misconduct, willful misfeasance, fraud, bad faith, reckless disregard of its duties and obligations under this Agreement and with the reasonable care, prudence, diligence, and skill that may be reasonably expected of a leading provider of custody services in carrying out all of its duties and obligations under this Agreement. The Custodian shall be kept indemnified by and shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence, including actions or omissions (i) at the request or on the direction of or in reliance on the advice of the Fund or the Fund’s counsel on behalf of the Fund, or (ii) on Proper Instructions; provided that, the Custodian shall not be indemnified against any liability (or any expenses incident to such liability) arising out of the Custodian’s failure to exercise its standard of care set out in this Section 14.1.

Except as may arise from the Custodian’s failure to exercise its standard of care, the Custodian shall be without liability to the Fund for any loss, liability, claim or expense resulting from or caused by: (i) events or circumstances beyond the reasonable control of the Custodian or any sub-custodian or Securities System or any agent or nominee of any of the foregoing, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities market, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, or other similar events or acts; (ii) errors by the Fund or its duly authorized investment manager or investment adviser in their instructions to the Custodian provided such instructions have been in accordance with this Agreement; (iii) any delay or failure of any broker, agent or intermediary, central bank or other commercially prevalent payment or clearing system to deliver to the Custodian’s sub-custodian or agent securities purchased or in the remittance or payment made in connection with securities sold; (iv) any delay or failure of any company, corporation, or other body in charge of registering or transferring securities in the name of the Custodian, the Fund, the Custodian’s sub-custodians, nominees or agents or any consequential losses arising out of such delay or failure to transfer such securities including non-receipt of bonus, dividends and rights and other accretions or benefits; (v) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security or Securities System; and (vi) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or any foreign country, or political subdivision thereof or of any court of competent jurisdiction. The Custodian shall be without liability to the Fund or any Portfolio for any loss, liability, claim or expense resulting from or caused by anything that is part of Country Risk, including without limitation nationalization, expropriation, currency restrictions, acts of war, revolution, riots or terrorism.

SECTION 14.2    DISASTER RECOVERY/BUSINESS CONTINUITY.  The Custodian shall take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Custodian’s control. The Custodian shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Fund and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Custodian shall discuss with the Fund any business continuity/disaster recovery plan of the Custodian and/or provide a high-level presentation summarizing such plan. The Custodian represents that its business continuity plan is appropriate for its business as a provider of custodian services to investment companies registered under the 1940 Act.

SECTION 14.3    SPECIAL OR CONSEQUENTIAL DAMAGES.  Notwithstanding anything contained herein to the contrary, neither party shall be liable for any indirect, special or consequential damages; provided that the foregoing limitation shall not apply with respect to damages or claims arising out of or relating to that party’s fraud or willful misconduct.

SECTION 14.4    PAYMENT OF MONEY.  If the Fund on behalf of a Portfolio requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Fund or the Portfolio being liable for the payment of money or incurring liability of some other form, the Fund on behalf of the Portfolio, as a prerequisite to requiring the Custodian to take such action, shall provide indemnity to the Custodian in an amount and form satisfactory to it.

SECTION 14.5    MITIGATION BY CUSTODIAN.  Upon the occurrence of any event which causes or may cause any loss, damage or expense to the Fund or any Portfolio, (i) the Custodian shall promptly notify the Fund or Portfolio of the occurrence of such event, (ii) the Custodian shall cause any applicable Sub-Custodian to, and (iii) the Custodian shall use its best efforts to cause any applicable Sub-Custodian or Eligible Securities Depository to, use all commercially reasonable efforts and take all reasonable steps under the circumstances to mitigate the effects of such event and to avoid continuing harm to the Fund and its Portfolios.

SECTION 14.6.    ADVICE OF COUNSEL.  The Custodian shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice provided however, with respect to the performance of any action or omission of any action upon such advice, the Custodian shall be required to conform to the standard of care set forth in Section 14.1.

SECTION 14.7.    LIEN  If the Custodian, its affiliates, subsidiaries or agents advances cash or securities to the Fund for any purpose (including but not limited to securities settlements, foreign exchange contracts and assumed settlement), or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee’s own negligent action, negligent failure to act or willful misconduct, or if the Fund fails to compensate the Custodian pursuant to Section 13 hereof, any property at any time held for the account of the applicable Portfolio shall be security therefor and should the Fund fail to pay or reimburse the

Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of such Portfolio’s assets to the extent necessary to obtain payment or reimbursement. The Custodian may at any time decline to follow Proper Instructions to deliver out to the Fund cash or securities if the Custodian determines in its reasonable discretion that, after giving effect to the Proper Instructions, the cash or securities remaining will not have sufficient value fully to secure the Fund’s payment or reimbursement obligations, whether contingent or otherwise.

SECTION 15.    LIABILITY OF CUSTODIAN FOR ACTIONS OF OTHER PERSONS.

SECTION 15.1    DOMESTIC SUB-CUSTODIANS, FOREIGN SUB-CUSTODIANS.  The Custodian shall be liable for the actions or omissions of any Domestic Sub-Custodian or any Foreign Sub-Custodian to the same extent as if such action or omission was performed by the Custodian itself, taking into account established market practices and local laws prevailing in the jurisdiction in which the acts and omissions of such Sub-Custodian occur. In the event of any loss, damage or expense suffered or incurred by the Fund caused by or resulting from the actions or omissions of any Domestic Sub-Custodian or Foreign Sub-Custodian for which the Custodian would otherwise be liable, the Custodian shall promptly reimburse the Fund in the amount of any such loss, damage or expense. The Custodian shall be without liability for any loss, damage or expense caused by or resulting from the insolvency of any Domestic Sub-Custodian or Foreign Sub-Custodian that is not a wholly-owned subsidiary of the Custodian; provided, however, that the foregoing exculpation of the Custodian with respect to the insolvency of a particular Foreign Sub-Custodian shall not be applicable if the Custodian fails to comply with its obligations under this Agreement or as a Foreign Custody Manager pursuant to Rule 17f-5 with respect to such Foreign Sub-Custodian. For the avoidance of doubt, if the Custodian has met its standard of care hereunder and has fulfilled its obligations as a Foreign Custody Manager pursuant to Rule 17f-5 with respect to a Foreign Sub-Custodian, then the Custodian shall be without liability for any loss, damage or expense caused by or resulting from the insolvency of such Foreign Sub-Custodian.

SECTION 15.2    SPECIAL SUB-CUSTODIANS AND ADDITIONAL CUSTODIANS.  Except as otherwise provided in any sub-custodian agreement to which the Custodian, the Fund and any Special Sub-Custodian or Additional Custodian are parties, the Custodian shall not be liable to the Fund for any loss, damage or expense suffered or incurred by the Fund or any of its Portfolios resulting from the actions or omissions of a Special Sub-Custodian or Additional Custodian, unless such loss, damage or expense is caused by, or arises from, the failure of the Custodian to meet its standard of care as set out in Section 14.1 of this Agreement; provided however, that in the event of any such loss, damage or expense, the Custodian shall take all reasonable steps to enforce such rights as it may have against any Special Sub-Custodian or Additional Custodian to protect the interests of the Fund and its Portfolios. The Custodian shall be without liability for any loss, damage or expense caused by or resulting from the insolvency of any Special Sub-Custodian or Additional Custodian.

SECTION 15.3    SECURITIES SYSTEMS.  The Custodian shall not be liable to the Fund for any loss, damage or expense suffered or incurred by the Fund or any of its Portfolios resulting from the use by the Custodian of a Securities System, unless such loss, damage or expense is caused by, or arises from the failure of the Custodian to meet its standard of care as set out in Section 14.1 of this Agreement; provided however, that in the event of any such loss, damage or expense, the Custodian shall take all reasonable steps to enforce such rights as it may have against the Securities System to protect the interests of the Fund and its Portfolios. Notwithstanding the foregoing, the Custodian shall be without liability for any loss, damage or expense caused by or resulting from the insolvency of any Securities System.

SECTION 16.      INDEMNIFICATION PROCEDURES

In connection with any indemnification provided pursuant to this Agreement, the indemnified party may make claims for indemnification by giving written notice thereof to the indemnifying party after it receives notice of a third-party claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by the third party. Within fifteen (15) days after receiving any such notice, the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third-party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within fifteen (15) days after the receipt of notice thereof, it shall be deemed to have accepted and agreed to indemnify the claim.

The indemnifying party shall be entitled to direct the defense against a third-party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third-party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party, and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third-party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third-party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party. The indemnifying party shall have the right to settle any third-party claim or liability without the consent of the indemnified party provided that such settlement (i) fully releases the indemnified party from any liability and provides no admission of wrongdoing, and (ii) does not subject the indemnified party to any additional obligation, whether financial or otherwise. In the event that any such settlement does not meet the requirements of (i) and (ii) above, then the indemnified party must consent to such settlement in writing, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnified party shall use reasonable efforts to mitigate any loss for which the indemnifying party may be liable under its indemnification.

SECTION 17.    PORTFOLIO BY PORTFOLIO BASIS.

This Agreement is executed by the Fund with respect to each of its Portfolios and the obligations hereunder are not binding upon any of the directors, officers or shareholders of the Fund individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Portfolio under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such particular Portfolio and shall be payable solely from the available assets of such particular Portfolio and shall not be binding upon or affect any assets of any other Portfolio.

SECTION 18.    EFFECTIVE PERIOD, TERMINATION AND AMENDMENT.

With respect to the Fund, this Agreement shall remain in full force and effect for an initial term ending five (5) years from the date hereof (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall continue in full force and effect until terminated by the Fund or the Custodian by an instrument in writing delivered to the other party, such termination to take effect not sooner than ninety (90) days after the date of such delivery or mailing. During the Initial Term and thereafter, the Fund or the Custodian may immediately terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within sixty (60) days’ written notice of such breach, (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction or (iii) based upon the Fund’s determination that there is a reasonable basis to conclude that the Custodian is insolvent or that the financial condition of the Custodian is deteriorating in any material respect.

In addition, the Fund may terminate this Agreement during the Initial Term and thereafter with respect to a Portfolio if, in the Fund’s reasonable opinion, the Custodian has persistently not achieved the performance measures set forth in any service level document (a “Service Level Document”) that may be established in good faith by the parties as key identified performance measures, and a plan or revised plan has not been put into place in accordance with the following procedures: In the event that the Custodian has persistently not met the key identified performance measures set forth in the Service Level Document during any two months of any calendar quarter (as such failure is set forth in the Service Level Document), the Fund may, in its discretion, submit a written deficiency notice to the Custodian outlining the performance deficiencies (“Deficiency Notice”). Such Deficiency Notice shall be provided to the Custodian within 20 days of the end of such calendar quarter. After receipt of such notice, the Custodian shall present the Fund with a written plan (the “Plan”) to address the deficiencies set forth in the Deficiency Notice. Such Plan must be provided to the Fund within 30 days after receipt of the Deficiency Notice. If the Custodian fails to submit a Plan within such 30-day period, the Fund may terminate this Agreement upon 60 days’ written notice to the Custodian. The Fund, in its discretion, may accept or reject the Plan by notifying the Custodian in writing (“Plan Notice”) within 15 days after submission of the Plan. If the Fund fails to provide a Plan Notice within such 15-day period, it shall be presumed that the Fund accepted the Plan. In the event the Fund submits a Plan Notice rejecting the Plan, the Custodian shall submit a revised plan (“Revised Plan”) within 30 days after provision of such Plan Notice. If the Custodian fails to submit a Revised Plan within such 30-day period, the Fund may terminate the Agreement upon 60 days’ written notice to the Custodian. The Fund, in its discretion, may accept or reject the Revised Plan by notifying the Custodian in writing (“Revised Plan Notice”) within 15 days after provision of the Revised Plan. If the Fund fails to provide a Revised Plan Notice within such 15-day period, it shall be presumed that the Fund accepted the Revised Plan. If the Fund provides a Revised Plan Notice to the Custodian that rejects the Revised Plan, the Fund may, in its discretion, terminate this Agreement upon 60 days’ written notice to the Custodian. Such termination notice must be submitted to the Custodian within 60 days after provision of the Revised Plan Notice.

Upon termination of this Agreement pursuant to this Section with respect to the Fund or a Portfolio, the Fund shall pay Custodian its compensation due and shall reimburse Custodian for its costs, expenses and disbursements except, if termination is based on termination for a material breach of this Agreement coupled with the Custodian’s failure to meet its standard of care under this Agreement, less any losses or damages caused by such event.

Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Portfolio. The provisions of Sections 13, 14, 15, 16 and 20.12 of this Agreement shall survive termination of this Agreement for any reason.

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

SECTION 19.    SUCCESSOR CUSTODIAN.

If a successor custodian for one or more Portfolios shall be appointed by the Board, the Custodian shall, upon termination and receipt of Proper Instructions, deliver to such successor custodian, duly endorsed and in the form for transfer, all securities of each applicable Portfolio then held by it hereunder and shall transfer to an account of the successor custodian all of the securities of each such Portfolio held in a Securities System or at the Underlying Transfer Agent. If directed by the Fund, the Custodian will provide the services hereunder until a replacement custodian is in place, for a reasonable period of time not to exceed nine months, subject to the terms of this Agreement, including compensation. The Custodian will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as the Custodian customarily charges for such assistance.

Subject to the foregoing, in the event that no Proper Instructions designating a successor custodian or alternative arrangements shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, doing business in Boston, Massachusetts or New York, New York, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, all securities, funds and other properties held by the Custodian on behalf of each applicable Portfolio and all instruments held by the Custodian relative thereto and all other property held by it under this Agreement on behalf of each applicable Portfolio, and to transfer to an account of such successor custodian all of the securities of each such Portfolio held in any Securities System or at the Underlying Transfer Agent. Thereafter, such bank or trust company shall be the successor of the Custodian under this Agreement.

In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Fund to provide Proper Instructions as aforesaid, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of the Custodian shall remain in full force and effect.

SECTION 20.    GENERAL.

SECTION 20.1    GOVERNING LAW.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of the state of New York.

SECTION 20.2    PRIOR AGREEMENTS.  This Agreement supersedes and terminates, as of the date hereof, all prior Agreements between the Fund on behalf of each of the Portfolios and the Custodian relating to the custody of the Fund’s assets.

SECTION 20.3    ASSIGNMENT.  This Agreement may not be assigned by (a) the Fund without the written consent of the Custodian or (b) by the Custodian without the written consent of the Fund.

SECTION 20.4    INTERPRETIVE AND ADDITIONAL PROVISIONS.  In connection with the operation of this Agreement, the Custodian and the Fund on behalf of each of the Portfolios, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Fund’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

SECTION 20.5    RESERVED.

SECTION 20.6    ADDITIONAL PORTFOLIOS.  In the event that the Fund establishes one or more series of Shares in addition to those set forth on Appendix A hereto with respect to which it desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

SECTION 20.7    THE PARTIES.  All references herein to the “Portfolio” are to the individual series or portfolio of the Fund. Any reference in this Agreement to “the parties” shall mean the Custodian and the Fund. The Fund hereby represents and warrants that (a) it is duly incorporated and is validly existing in good standing in its jurisdiction of incorporation; (b) it has the requisite power and authority under applicable law and its governing documents to enter into and perform this Agreement; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (d) this Agreement constitutes its legal, valid, binding and enforceable agreement; and (e) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

SECTION 20.8    REMOTE ACCESS SERVICES ADDENDUM.  The Custodian and the Fund agree to be bound by the terms of the Remote Access Services Addendum hereto.

SECTION 20.9    NOTICES.  Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telex, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Fund:

c/o DIMENSIONAL FUND ADVISORS

6300 Bee Cave Road, Building One

Austin, TX 78746

Attention: General Counsel

Telephone: 512-306-7400

Telecopy: 512-306-7609

With a copy to:

c/o DIMENSIONAL FUND ADVISORS

6300 Bee Cave Road, Building One

Austin, TX 78746

Attention: Head of Portfolio Management

To the Custodian:

STATE STREET BANK AND TRUST COMPANY

2 Avenue de Lafayette

Boston, MA 02111

Attention: Neal J. Chansky, Senior Vice President

Telephone: 617-662-1376

Telecopy: 617-662-2204

With a copy to:

STATE STREET BANK AND TRUST COMPANY

2 Avenue de Lafayette

Boston, MA 02111

Attention: Mary Moran Zeven, Senior Vice President
and Senior Managing Counsel

Telephone: 617-662-1783

Telecopy: 617-662-2702

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of cable twenty-four hours after dispatch and, in the case of telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

SECTION 20.10    COUNTERPARTS.   This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.

SECTION 20.11    SEVERABILITY.  If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 20.12    CONFIDENTIALITY.   The parties hereto agree that each shall treat confidentially all information (“Confidential Information”) provided by each party to the other party regarding its business and operations. All Confidential Information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is disclosed, upon prior notice to the party whose information is being disclosed (to the extent that such notice is permissible), in the manner and to the extent required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, affiliates, contractors, agents, professional advisors, auditors or persons performing similar functions, as necessary solely for the purpose of rendering services under this Agreement. Further, each party agrees and represents that in no case would information it provides under this Agreement be used against it in a manner that is adverse to its interests (including its interests in competitive businesses).

The Custodian will employ reasonable safeguards designed to protect the Fund’s Confidential Information, which may include but are not limited to the use of encryption technologies, passwords and any other safeguards the Custodian may choose to employ. To the extent that Custodian’s affiliates or other permitted agents or subcontractors have access to Confidential Information, Custodian shall require that such entities are subject to terms governing confidentiality and security of such information that are substantially similar to those set forth in this Agreement. At all times, Custodian shall remain responsible and liable for such entities’ compliance with the terms of Section 20.15.

Custodian agrees to notify promptly the Fund of any breach of this Section 20.12 or Section 20.15 and to provide the Fund with details as to the nature and extent of the breach, including, but not limited to, the type of confidential or personal information disclosed and the identity of the recipients of such information.

To the extent reasonably possible, shareholder information made available to third parties by Custodian will be provided on a non-disclosed basis (that is, without information disclosing the identity of the shareholder).

SECTION 20.13    REPRODUCTION OF DOCUMENTS.  This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic,

photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 20.14    REGULATION GG.  The Fund hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). The Fund hereby covenants and agrees that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Custodian pursuant to this Agreement or otherwise between or among any party hereto.

SECTION 20.15    DATA PRIVACY.  The Custodian will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that the Custodian receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

SECTION 20.16    LOAN SERVICES ADDENDUM.  In the event the Fund directs Custodian in writing to perform loan services, Custodian and the Fund hereby agree to be bound by the terms of the Loan Services Addendum attached hereto and the Fund shall reimburse Custodian for its fees and expenses related thereto as agreed upon from time to time in writing by the Fund and Custodian.

SECTION 20.17    SHAREHOLDER COMMUNICATIONS ELECTION.  SEC Rule 14b-2 requires banks which hold securities for the account of customers to respond to requests by issuers of securities for the names, addresses and holdings of beneficial owners of securities of that issuer held by the bank unless the beneficial owner has expressly objected to disclosure of this information. In order to comply with the rule, the Custodian needs the Fund to indicate whether it authorizes the Custodian to provide the Fund’s name, address, and share position to requesting companies whose securities the Fund owns. If the Fund tells the Custodian “no,” the Custodian will not provide this information to requesting companies. If the Fund tells the Custodian “yes” or does not check either “yes” or “no” below, the Custodian is required by the rule to treat the Fund as consenting to disclosure of this information for all securities owned by the Fund or any funds or accounts established by the Fund. For the Fund’s protection, the Rule prohibits the requesting company from using the Fund’s name and address for any purpose other than corporate communications. Please indicate below whether the Fund consents or objects by checking one of the alternatives below.

YES [ ]	The Custodian is authorized to release the Fund’s name, address, and share positions.

NO [X]	The Custodian is not authorized to release the Fund’s name, address, and share positions.

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative under seal as of the date first above-written.

DIMENSIONAL INVESTMENT GROUP INC.

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:

Custodian Agreement

APPENDIX A

TO

CUSTODIAN AGREEMENT (U.S. MUTUAL FUNDS)

MANAGEMENT INVESTMENT COMPANY REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

Dimensional Investment Group Inc.

*	U.S. Large Company Portfolio
*	Emerging Markets Portfolio II
*	Tax-Managed U.S. Marketwide Value Portfolio II
*	LWAS/DFA U.S. High Book to Market Portfolio
*	U.S. Large Cap Value Portfolio II
*	U.S. Large Cap Value Portfolio III
*	LWAS/DFA Two-Year Fixed Income Portfolio
*	LWAS/DFA Two-Year Government Portfolio
*	DFA International Value Portfolio
*	DFA International Value Portfolio II
*	DFA International Value Portfolio III
*	DFA International Value Portfolio IV
*	Global Equity Portfolio
*	Global Allocation 60/40 Portfolio
*	Global Allocation 25/75 Portfolio

1

FUNDS TRANSFER ADDENDUM

To be inserted upon mutual agreement of the parties

REMOTE ACCESS SERVICES ADDENDUM

To be inserted upon mutual agreement of the parties

1

LOAN SERVICES ADDENDUM

To be inserted upon mutual agreement of the parties

1